Exhibit 99.1

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports Record Earnings in 2003

Atlanta, Ga. (January 20, 2004) – Flag Financial Corporation (Nasdaq: FLAG) today announced record earnings for 2003 of $6,105,000 and $0.67 per diluted share, compared to a net loss in 2002 of $1,994,000 or $0.24 per share. Earnings for the fourth quarter of 2003 increased 17% to $1,529,000 and $0.17 per diluted share, compared to $1,303,000 or $0.15 for the same quarter in 2002. Flag Financial’s net loss in 2002 resulted from restructuring and other charges taken in the first quarter of that year totaling $6,044,000 after tax.

Balance sheet growth
Flag Financial enjoyed strong growth in several key areas of the balance sheet during 2003. Total assets increased from $636.1 million at the end of 2002 to $703.9 million at the end of 2003. Loans outstanding increased 26.7% for the year from $381.7 million at December 31, 2002 to $483.8 million at December 31, 2003. Funding for this loan growth came mostly from growth in demand deposits (interest bearing and non-interest bearing) which increased $122.4 million for the year, an increase of 58.4%. The non-interest bearing portion of demand deposits increased from $40.0 million in 2002 to $51.1 million in 2003, an increase of 27.8% for the year.

Earnings components
For the year ended 2003, Flag Financial recorded total net interest income of $26.0 million compared to $24.3 million in 2002, an increase of 7.0%. Net interest income accelerated in the last quarter of the year as the Company enjoyed strong growth in both loans and deposits. Net interest income increased 13.1% to $6.9 million for the fourth quarter of 2003 compared to $6.1 million for the same quarter in 2002.

Non-interest income during 2003 improved 40.1% to $10.4 million. Non-interest income as a percentage of total revenue improved during the year to 28.5% from 23.3% in 2002. Total revenue (net interest income plus non-interest income) improved 14.7% to $36.3 million during 2003.

Also contributing to earnings improvement for both the year and the fourth quarter was Flag Financial’s control of operating expenses. Operating expenses for the fourth quarter of 2003 increased only 1.1% or $68,000 to $6.3 million compared to the fourth quarter of 2002. For the year, operating expenses increased only 3.6% to $26.2 million compared to the amount in 2002 (excluding restructuring charges taken in the first quarter of 2002). These relatively small increases in operating expenses for the quarter and the year are due to Flag Financial’s efforts in leveraging its employees, facilities and operating systems during 2003 and are particularly favorable against the growth rates in loans, demand deposits and total revenue.

Credit quality summary
Flag Financial’s credit quality improved significantly during 2003. Non-performing assets ended 2003 at $7.1 million or 1.01% of total assets. This compares favorably to $11.1 million and 1.75% of total assets at the end of 2002. Net charge-offs decreased substantially in 2003 to 0.36% of average loans outstanding compared to 1.37% in 2002.
Joseph W. Evans, chairman and chief executive officer said, "I am extremely pleased with the year we just completed. Not only did we post record earnings, but the progress we made in asset quality and operating proficiency over the course of 2003 was impressive. Also, we are starting 2004 with the strongest growth rate that I have ever experienced in my banking career."

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 21 offices, including 15 full-service banking offices and four mortgage/loan production offices, in 12 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Contact:   Dennis J. Zember Jr.
                404-760-7707

# # #

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

Three months ending December 31,
2003	2002
Interest income	$9,461	$9,117
Interest expense	2,608	2,978

Net interest income	6,853	6,139
Provision for loan losses	375	150

Net interest income after provision	6,478	5,989
Non-interest income	2,042	2,042
Non-interest expense	6,327	6,259

Income before taxes	2,193	1,772
Provision for income taxes	664	468

Net income	1,529	1,303

Basic earnings per share	$0.18	$0.16
Diluted earnings per share	$0.17	$0.15

Net interest margin	4.31%	4.29%
Yield on earning assets	5.94%	6.39%
Cost of funds	1.68%	2.14%
Efficiency ratio	71.13%	78.24%
Net overhead ratio	2.50%	2.79%

Return on average assets	0.89%	0.85%
Return on average equity	9.30%	8.61%

Quarter ending balances
Total assets	$703,857	$636,131
Earnings assets	647,482	576,642
Gross loans outstanding	483,780	381,672
Deposits	570,569	509,731
Shareholders’ equity	65,260	60,748

Quarterly averages
Total assets	$686,422	624,423
Earnings assets	631,399	564,807
Gross loans outstanding	459,405	379,673
Deposits	551,658	492,526
Shareholders’ equity	65,005	60,482

FTEs at quarter end	238	243

Total assets per FTE	$2,957	$2,618
Earning assets to total assets	92.0%	90.5%
Gross loans to total deposits	84.8%	77.1%
Demand deposits to total deposits	58.4%	41.2%
CDs to total deposits	37.4%	53.9%

Book value at quarter end	$7.65	$7.24
Tangible book value at quarter end	$5.90	$5.55

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

Year to date
2003	2002
Interest income	$36,535	$36,674
Interest expense	10,548	12,372

Net interest income	25,987	24,302
Provision for loan losses	1,321	4,549

Net interest income after provision	24,666	19,753
Non-interest income	10,364	7,395
Non-interest expense	26,202	31,005

Income before taxes and extraordinary item	8,829	(3,857)
Provision for income taxes	2,724	(2,028)

Income before extraordinary item	6,105	(1,829)

Extraordinary item, net of tax	0	(165)
Net income	$6,105	$(1,994)

Basic earnings per share	$0.72	$(0.24)
Diluted earnings per share	$0.67	$(0.24)

Net interest margin	4.42%	4.86%
Yield on earning assets	6.22%	7.28%
Cost of funds	1.83%	2.73%
Efficiency ratio	72.08%	97.81%
Net overhead ratio	2.45%	4.21%

Return on average assets	0.95%	(0.36%)
Return on average equity	9.64%	(3.39%)

Year to date averages
Total assets	$645,430	$560,984
Earnings assets	587,483	511,737
Gross loans outstanding	408,078	366,571
Deposits	516,067	442,645
Shareholders’ equity	$63,299	$58,865